Exhibit 10.3

Description of the 2006 Stock Option and Incentive Plan

Summary of the 2006 Plan

The following description is only a summary of the material features of the 2006 Plan and does not describe all of its provisions.

Introduction.   The 2006 Plan permits the grant of stock options to purchase shares of Common Stock that are incentive stock options (“Incentive Options”) under the Internal Revenue Code of 1986, as amended (the “Code”) and stock options that do not so qualify (“Non-Qualified Options”). In addition, the 2006 Plan also permits the grant of stock appreciation rights (“SARs”). A SAR entitles the holder upon exercise to receive Common Stock equal in value to the excess of the fair market value of the shares of Common Stock subject to the right over the fair market value of such shares on the date of grant. Stock options and SARs to purchase no more than 600,000 shares of Common Stock may be granted to any one individual in any calendar year. The term of each option and SAR may not exceed seven years (and, in the case of Incentive Options granted to certain ten percent (or greater) stockholders, five years). 3,000,000 shares of Common Stock have been authorized and reserved for issuance under the 2006 Plan. The 2006 Plan is not required to be qualified under Section 401 of the Code nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974.

Plan Administration.   The 2006 Plan will be administered by the Compensation Committee (the “Committee”) of the Board of Directors. All members of the Committee must be “non-employee directors” as that term is defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” as defined in Section 162(m) of the Code and the regulations promulgated thereunder. The Committee acting as the administrator of the 2006 Plan (in such role the Committee will be referred to as the “Administrator”) will have the power and authority to select participants under the 2006 Plan, to make any combination of awards to participants, and to determine (and modify from time to time) the specific terms and conditions of each award, all subject to the provisions of the 2006 Plan. All decisions of and interpretations by the Administrator shall be binding on all persons, including the Company and 2006 Plan participants.

Eligibility.   Persons eligible to participate in the 2006 Plan are those full and part-time officers, other employees, directors and key persons (including consultants and advisors), of the Company and its affiliates who are responsible for or contribute to the management, growth or profitability of the Company and its affiliates, as selected from time to time by the Administrator in its sole discretion. However, only employees of the Company and its subsidiaries may be granted Incentive Options.

Stock Options and Stock Appreciation Rights.   The stock option and SAR exercise price of each stock option and SAR will be determined by the Administrator but may not be less than 100% of the fair market value of the Common Stock on the date of grant. Each grant will be subject to such vesting requirements as determined by the Administrator.

Termination of Service.   In general, upon termination of a participant’s service relationship with the Company (or its affiliates), any award requiring exercise will cease to be exercisable and any award to the extent not already fully vested will be forfeited except that, all stock options and SARs (i) held by a participant prior to his or her death, to the extent then exercisable, will remain exercisable for one year, and (ii) held by a participant prior to termination of such relationship for other reasons will, to the extent then exercisable, remain exercisable for three months. However, in no event will such stock options or SARs remain exercisable beyond their otherwise scheduled expiration date. In addition, the Administrator may provide in an award (or subsequent writing) for other exceptions to forfeiture on termination (but in no event will such stock awards remain exercisable beyond their otherwise scheduled expiration date).

Tax Withholding.   Participants under the 2006 Plan are responsible for the payment of any federal, state or local taxes and the Company may deduct any such taxes from any payment otherwise due to a participant. Subject to the Administrator’s approval, participants may elect to have the minimum tax withholding obligations satisfied either by authorizing the Company to withhold from shares of Common Stock otherwise issuable or by transferring to the Company shares of Common Stock having a value equal to the amount of such taxes.

Amendments and Termination.   The Board of Directors may at any time amend or discontinue the 2006 Plan and the Administrator may at any time amend or cancel outstanding awards for the purpose of satisfying changes in the law or for any other lawful purpose. No such action may be taken, however, which adversely affects any rights under an outstanding award without the holder’s consent, and prior stockholder approval is required to lower the exercise price of an outstanding grant or to cancel and re-grant awards at a lower exercise price. Further, amendments to the 2006 Plan are subject to stockholder approval if and to the extent such amendments would (i) materially increase the benefits accruing to Participants under the Plan, (ii) materially increase the number of securities that may be issued under the Plan, (iii) materially modify the requirements as to eligibility in the Plan, or (iv) are required by the Code to preserve the qualified status of Incentive Options or to preserve tax deductibility of compensation earned under stock options and SARs.

Adjustments to Awards.   As a result of certain transactions (such as any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock), the outstanding shares of the Company’s Common Stock may be increased or decreased or exchanged for a different number or kind of shares or other securities. Also, as a result of such transactions, cash or in-kind distributions may be made with respect to such shares of Common Stock or other securities. In such cases, the Administrator will make appropriate adjustments in the maximum number of shares reserved for issuance under the 2006 Plan, the number of stock options and SARs that can be granted to any one individual participant, the number and kind of shares or other securities subject to any then outstanding option and SAR awards under the 2006 Plan, and the price for each share subject to any then outstanding stock options and SARs under the 2006 Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of stock options or SARs) as to which such stock options and SARs remain exercisable. The adjustment by the Administrator will be final, binding and conclusive. The Administrator may also adjust the number of shares subject to outstanding awards and the exercise price and the terms of outstanding awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if the Administrator determines that such adjustment is appropriate to avoid distortion in the operation of the 2006 Plan.

Change of Control and Other Transaction Provisions.   The 2006 Plan provides that in the event of a Change of Control (and except as provided in an award agreement) each option and SAR issued under the 2006 Plan will become fully exercisable or free of any restrictions on transfer, as the case may be. For this purpose a “Change of Control” generally includes an event in which any person, directly or indirectly, becomes the beneficial owner of 25% or more of the voting power of the Company’s voting securities. A Change of Control also includes the consummation of any consolidation or merger where the Company’s stockholders immediately before such consolidation or merger would not own immediately after such consolidation or merger at least 50% of the voting shares of the surviving corporation or other business entity (or its ultimate parent). Finally, a Change of Control also includes the consummation of a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets as well as the Company’s liquidation or dissolution.

Moreover, in connection with certain transactions (such as a consolidation, merger, sale, lease, exchange or other transfer of all or substantially all of the Company’s assets or a liquidation of the Company), the Board of Directors may, in its discretion, provide for the assumption or substitution of the awards under the 2006 Plan and/or, upon written notice to the participants, the termination of such awards immediately prior to the consummation of such transaction. In the event such termination will occur, all vested awards will be fully settled in cash or in kind as permitted under the terms of the 2006 Plan in an amount equal to the difference between the consideration to be paid pursuant to the transaction for the Common Stock issuable upon exercise of such stock options or SARs and their respective aggregate exercise price, provided that each participant will be permitted within a specified period determined by the Administrator prior to the consummation of such transaction, to exercise all outstanding stock options and SARs, including (subject to the consummation of the transaction) any that otherwise would not then be exercisable.

New 2006 Plan Benefits.   The future benefits or amounts that would be received under the 2006 Plan by executive officers and non-executive officers are discretionary and are therefore not determinable at this time. Similarly, the benefits or amounts which would have been received by or allocated to such persons for the last completed fiscal year if the 2006 Plan had been in effect would have been discretionary and are, therefore, indeterminable.

Registration Statement.   If stockholders approve the 2006 Plan, the Company intends to file a registration statement on Form S-8 under the Securities Act of 1933, as amended, to register the shares of Common Stock that may be issuable pursuant to the 2006 Plan. This registration statement is expected to become effective upon filing.

Tax Aspects of Any Awards Under the U.S. Internal Revenue Code

The following is a summary of the principal federal income tax consequences of transactions under the 2006 Plan. It does not describe all federal tax consequences under the 2006 Plan, nor does it describe state, local, foreign tax or non-income tax consequences.

Incentive Options.   No taxable income is generally realized by the optionee upon the grant or exercise of an Incentive Option. If shares of Common Stock issued to an optionee pursuant to the exercise of an Incentive Option are sold or transferred after two years from the date of grant of the stock option and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) there will be no deduction for the Company for federal income tax purposes. The exercise of an Incentive Option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of Common Stock acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Common Stock on the date of exercise (or, if less, of the amount realized on a sale of such shares of Common Stock) over the exercise price, and (ii) the Company will be entitled to deduct such amount. Any additional gain recognized on the disposition is treated as a capital gain for which the Company is not entitled to a deduction.

If an Incentive Option is exercised at a time when it no longer qualifies for the tax treatment described above, the stock option is treated as a Non-Qualified Option. Generally, an Incentive Option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment. In general, an Incentive Option that is exercised more than three months after termination of employment is treated as a Non-Qualified Option. Special rules apply in the case of permanent disability or death. Incentive Options are also treated as Non-Qualified Options to the extent that, in the aggregate, they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Non-Qualified Options.   With respect to Non-Qualified Options under the 2006 Plan, no income is realized by the optionee at the time the stock option is granted and the Company does not receive a tax deduction at such time. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the excess (if any) of the fair market value of the shares of Common Stock on the date of exercise over the exercise price, and the Company receives a tax deduction for the same amount, and (ii) at disposition of such Common Stock, any appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Common Stock have been held.

Stock Appreciation Rights.   The grant of a SAR will not result in income for the participant or in a tax deduction to the Company. Upon the exercise of a SAR, the participant will recognize ordinary income in an amount that equals the fair market value of any shares of Common Stock received, and the Company will be entitled to a tax deduction in the same amount. Upon disposition of any such Common Stock received on exercise, any appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Common Stock have been held.

Parachute Payments.   The vesting of any portion of any option or SAR that is accelerated due to the occurrence of a Change of Control may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Section 162(m).   Under Section 162(m) of the Internal Revenue Code, certain remuneration in excess of $1,000,000 may be nondeductible if paid by a publicly traded corporation to any of its chief executive officer or other four most highly compensated officers. Option and SAR awards under the 2006 Plan are intended to be eligible for exemption from the Section 162(m) deduction limit.

Section 409A.   As part of the American Jobs Creation Act of 2004, Congress passed Section 409A of the Internal Revenue of Code (“Section 409A”). Option and SAR awards under the 2006 Plan are intended either to be exempt from the rules of Section 409A or to satisfy those rules, and shall be construed accordingly. Granted option and SAR awards may be modified at any time, in the Committee’s discretion, so as to increase the likelihood of exemption from or compliance with the rules of Section 409A. If such awards were subject to Section 409A and the requirements of Section 409A were not satisfied, such awards (generally including any earnings thereon) would be subject to current tax plus a 20% penalty tax and additional interest.